Exhibit 99.4

            , 2009

Dear Member:

We are pleased to announce that Territorial Savings Bank is converting from the mutual holding company to the stock holding company form of ownership subject to approval by the members of Territorial Mutual Holding Company at a Special Meeting of Members. Territorial Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as Territorial Bancorp Inc., Inc. In connection with the conversion, Territorial Bancorp is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

To complete the conversion, we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and Reorganization and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form bearing your name and address. This proxy card should be signed, dated and returned to us before the Special Meeting of Members to be held on             , 2009. Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the conversion will offer a number of advantages, such as an opportunity for depositors of Territorial Savings Bank to become shareholders of Territorial Bancorp Inc. Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•	Members have a right, but not an obligation, to buy Territorial Bancorp Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of Territorial Bancorp Inc.’s common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a complete discussion of the conversion and stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of Territorial Bancorp Inc., you must submit your Stock Order and Certification Form and payment before 3:00 p.m., Hawaii time, on             , 2009.

If you have questions regarding the conversion and the stock offering, please call us at (    ) _________, Monday – Friday from 8:30 a.m. to 4:00 p.m., Hawaii time, or stop by our Stock Information Center located at                                         .

Sincerely,

Allan S. Kitagawa

Chairman of the Board

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

            , 2009

Dear Friend:

We are pleased to announce that Territorial Savings Bank is converting from the mutual holding company to the stock holding company form of ownership subject to approval by the members of Territorial Mutual Holding Company. Territorial Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as Territorial Bancorp Inc. In connection with the conversion, Territorial Bancorp Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Because we believe you may be interested in learning more about an investment in the common stock of Territorial Bancorp Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Territorial Savings Bank’s operations and the proposed conversion and offering of Territorial Bancorp Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 3:00 p.m., Hawaii time, on             , 2009.

As a friend of Territorial Savings Bank, you will have the opportunity to buy common stock directly from Territorial Bancorp Inc. in the offering without paying a commission or fee, subject to our members’ priority subscription rights. If you have questions regarding the conversion and the stock offering, please call us at (    )                     , Monday – Friday from 8:30 a.m. to 4:00 p.m., Hawaii time, or stop by our Stock Information Center located at

We are pleased to offer you this opportunity to become a shareholder of Territorial Bancorp Inc.

Sincerely,

Allan S. Kitagawa

Chairman of the Board

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

            , 2009

Dear Prospective Investor:

We are pleased to announce that Territorial Savings Bank is converting from the mutual holding company to the stock holding company form of ownership subject to approval of the members of Territorial Hold Company. Territorial Savings Bank will be the wholly-owned subsidiary of a newly formed stock holding company to be known as Territorial Bancorp Inc. In connection with the conversion, Territorial Bancorp Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

We have enclosed the following materials that will help you learn more about an investment in the common stock of Territorial Bancorp Inc. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about the operations at Territorial Savings Bank and a complete discussion on the proposed conversion and stock offering.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. The deadline for ordering stock is 3:00 p.m., Hawaii time, on             , 2009.

We invite you and other local community members to become shareholders of Territorial Bancorp Inc. Through this offering, you have the opportunity to buy stock directly from Territorial Bancorp Inc. without paying a commission or a fee.

If you have questions regarding the conversion and the stock offering, please call us at (    )                     , Monday – Friday from 8:30 a.m. to 4:00 p.m., Hawaii time, or stop by our Stock Information Center located at                                         .

Sincerely,

Allan S. Kitagawa

Chairman of the Board

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

            , 2009

To Members and Friends

of Territorial Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting Territorial Savings Bank in converting from the mutual holding company to the stock holding company form of ownership, subject to approval by the members of Territorial Mutual Holding Company. Upon completion of the conversion and reorganization, Territorial Savings Bank will be a wholly-owned subsidiary of the newly formed stock holding company, Territorial Bancorp Inc. In connection with the conversion, Territorial Bancorp Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

At the request of Territorial Bancorp Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Territorial Bancorp Inc. common stock being offered to customers of Territorial Savings Bank and various other persons until 3:00 p.m., Hawaii time, on             , 2009. Please read the enclosed prospectus carefully for a complete description of the stock offering. Territorial Bancorp Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have additional questions regarding the conversion, please call us at (    )                 , Monday – Friday from 8:30 a.m. to 4:00 p.m. Hawaii time, or stop by our Stock Information Center located at 1132 Bishop Street, Suite 2200, Honolulu, Hawaii 96813.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

FACTS ABOUT CONVERSION

The Board of Directors of Territorial Mutual Holding Company unanimously adopted a Plan of Conversion and Reorganization (the “Plan”) pursuant to which Territorial Savings Bank will convert from the mutual holding company to the stock holding company form of ownership.

This brochure answers some of the most frequently asked questions about the conversion and about your opportunity to invest in the common stock of Territorial Bancorp Inc., the newly-formed corporation that will become the holding company for Territorial Savings Bank following the conversion.

Investment in the common stock of Territorial Bancorp Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

WHY IS TERRITORIAL SAVINGS BANK CONVERTING TO THE STOCK HOLDING COMPANY FORM OF ORGANIZATION?

A conversion to the stock holding company form of organization will enable Territorial Savings Bank to access additional capital through the sale of common stock by Territorial Bancorp Inc. This additional capital will support future lending and operational growth, enhance profitability and earnings through reinvesting and leveraging the proceeds, support future expansion of operations through the establishment or acquisition of banking offices or other financial service providers and implement equity compensation plans to retain and attract qualified directors and employees.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Territorial Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

ARE TERRITORIAL SAVINGS BANK’S DEPOSITORS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Territorial Savings Bank. The conversion will allow depositors of Territorial Savings Bank an opportunity to buy common stock and become shareholders of Territorial Bancorp Inc.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?

Certain past and present depositors as well as specified borrowers of Territorial Savings Bank are eligible to purchase common stock in the subscription offering.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Territorial Bancorp Inc. is offering up to 10,925,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.

HOW MANY SHARES MAY I BUY?

The minimum order is 25 shares. The maximum individual purchase is 50,000 shares. No person, together with associates of, and persons acting in concert with such person, may purchase more than 100,000 shares of common stock, as further discussed in the prospectus.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, Territorial Bancorp Inc.’s common stock will not be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained on the back of the stock order form. Your order must be received by 3:00 p.m., Hawaii time, on             , 2009.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to Territorial Bancorp Inc. Interest will be paid by Territorial Bancorp Inc. on these funds at Territorial Savings Bank’s passbook savings rate from the day the funds are received until the completion or termination of the conversion. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at Territorial Savings Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. There is no penalty for early withdrawal from a certificate of deposit.

CAN I PURCHASE STOCK USING FUNDS IN MY TERRITORIAL SAVINGS BANK IRA ACCOUNT?

Yes. To do so, however, you must first establish a self-directed IRA account at an unaffiliated brokerage firm or trust department and transfer a portion or all of the funds in your IRA account at Territorial Savings Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Following the offering, Territorial Bancorp Inc.’s board of directors will consider a policy of paying regular cash dividends. However, whether or not dividends will be paid, and the timing and amount of such dividends is currently undetermined.

HOW WILL THE COMMON STOCK BE TRADED?

Territorial Bancorp Inc.’s stock is expected to trade on the Nasdaq Global Select Market under the ticker symbol “TBNK.” However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF TERRITORIAL SAVINGS BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of Territorial Savings Bank plan to purchase, in the aggregate, $                     worth of stock or approximately     % of the common stock offered at the maximum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the conversion.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION?

Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and Reorganization. Your “YES” vote is very important!

PLEASE VOTE, SIGN, DATE AND RETURN ALL PROXY CARDS!

WHY DID I GET SEVERAL PROXY CARDS?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote all of the proxy cards you receive.

HOW MANY VOTES DO I HAVE?

Every depositor is entitled to cast one vote for each $100, or fraction thereof, on deposit as of the voting record date, up to 1,000 votes. Each borrower as of September 18, 2002 is entitled to one vote if such borrowing is still in existence.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

For additional information you may visit or call our stock information center Monday – Friday, from 8:30 a.m. to 4:00 p.m. Hawaii time, located in Territorial Savings Bank’s office at 1132 Bishop Street, Suite 2200, Honolulu, Hawaii 96813.

(    )

QUESTIONS

AND

ANSWERS

{Holding Company Logo}

Proposed Holding Company for

Territorial Savings Bank

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM

PLEASE VOTE TODAY…

We recently sent you a proxy statement and related materials regarding a proposal to convert Territorial Savings Bank from a mutual holding company to a stock holding company form of ownership.

Your vote on the Plan of Conversion and Reorganization has not yet been received.

Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.

Not Returning Your Proxy Cards has the Same Effect as Voting

“Against” the Conversion…and

Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion

Your Vote Is Important To Us!

Please sign and date the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received.

Thank you,

Allan S. Kitagawa,

Chairman of the Board

President and Chief Executive Officer

Territorial Savings Bank

Honolulu, Hawaii

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.

For further information call (    )                     .

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the

Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PROXY GRAM II

PLEASE VOTE TODAY…

We recently sent you a proxy statement and related materials regarding a proposal to convert Territorial Savings Bank from a mutual holding company to a stock holding company form of ownership.

Your vote on the Plan of Conversion and Reorganization has not yet been received.

Voting for the Conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.

Not Returning Your Proxy Cards has the Same Effect as Voting “Against”

the Conversion…and

Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion

Our Reasons for the Corporate Change

As a Stock Institution we will be able to:

•	Increase the capital of Territorial Savings Bank to support future lending and operational growth.

•	Enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities.

•	Support future branching activities and/or the acquisition of other financial institutions or financial services companies.

•	Implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance current incentive-based compensation programs.

Your Vote Is Important To Us!

Please sign and date the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received.

Thank you,

Allan S. Kitagawa

Chairman of the Board

President and Chief Executive Officer

Territorial Savings Bank

Honolulu, Hawaii

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.

For further information call (    )                     .

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the

Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

{logo} Territorial Savings Bank

            , 2009

Dear Valued Territorial Savings Bank Customer:

We recently forwarded you a proxy statement and related materials regarding a proposal to convert Territorial Savings Bank from the mutual holding company to the stock holding company form of ownership. This conversion will allow us to operate in essentially the same manner as we currently operate, but provide us with the flexibility to add capital, increase our lending capacity, and continue to grow and expand our operations by adding new products and services.

As of today, your vote on our Plan of Conversion and Reorganization has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and Reorganization. If you mailed your proxy, please accept our thanks and disregard this request.

We would sincerely appreciate you signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope or dropping it off at your Territorial Savings Bank office. Our meeting on             , 2009 is fast approaching and we’d like to receive your vote as soon as possible.

Voting “FOR” the conversion does not affect the terms or insurance on your accounts. For further information, call our Stock Information Center at (    )                     .

Best regards and thank you,

Allan S. Kitagawa

Chairman of the Board

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Territorial Savings Bank Website Message:

Plan of Conversion

and

Reorganization

Information

Territorial Savings Bank is pleased to announce that materials were mailed on             , 2009 regarding Territorial Mutual Holding Company’s Plan of Conversion and Reorganization and the stock offering by Territorial Bancorp Inc. If you were a depositor as of September 30, 2007 or December 31, 2008, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a member of Territorial Mutual Holding Company’s as of the Voting Record Date,             , 2009, a proxy card(s) is included. We encourage you to sign, date and return ALL proxy cards as promptly as possible… and THANK YOU!

Information, including a prospectus in regards to Territorial Bancorp Inc.’s stock offering, was also enclosed. The subscription offering has commenced and continues until 3:00 p.m., Hawaii time, on             , 2009, at which time your order must be received if you want to take part in the offering.

Depending upon the outcome of the subscription offering that expires on             , 2009, our best estimate at this time for trading of the Territorial Bancorp Inc. stock on the NASDAQ Global Select Market is                     . As described in the prospectus, it could be later. The stock will trade under the ticker symbol “TBNK”. We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center is (    )                     .

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering Territorial Savings Bank Website Message

Stock Issuance Information

The Territorial Bancorp Inc. stock offering closed on             , 2009. The results of the offering are as follows:

                                                                                                  .

Interest and refund checks [if applicable] will be mailed to subscribers on             , 2009 by regular mail to the name and address provided on the Stock Order and Certification Form submitted. No special mailing instructions will be accepted.

Allocations will be made available beginning at      on             , 2009. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Territorial Bancorp Inc. will be                              and the phone number for its Investor Relations Department is (    )                     .

We anticipate trading to begin on             , 2009 on the NASDAQ Global Select Market under the symbol “TBNK.”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•

Know the Rules By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be” If someone offers to lend you money so that you can participate or participate more fully in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Read This First

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.